Exhibit 99.1

MATERIAL SCIENCES CORPORATION

REPORTS THIRD QUARTER RESULTS

ELK GROVE VILLAGE, IL, JANUARY 13, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the third quarter of fiscal 2004 and nine months ended November 30, 2003.

Operating Income Improves on Lower Sales for Quarter

Net sales from continuing operations for the third quarter of fiscal 2004 were $64.6 million, down 4.1 percent compared with sales of $67.4 million in the same period last year.

Income from continuing operations for the third quarter was $1.0 million, or 7 cents per diluted share, compared with a loss of $0.3 million, or 2 cents per diluted share, last year. The improvement primarily was due to a more profitable product mix despite lower sales, as well as significant cost reductions this year and restructuring charges in the prior year.

For the first nine months of fiscal 2004, net sales from continuing operations were $179.9 million, down 13.2 percent from $207.2 million in the comparable period last year. The loss from continuing operations for the nine months was $1.0 million, or 7 cents per diluted share, compared with income from continuing operations of $0.9 million, or 7 cents per diluted share, in the same period a year ago. The variance largely resulted from significantly lower shipments of electrogalvanized steel to the automotive market. This expected sales decline resulted from supplying a portion of Double Eagle Steel Coating Company’s (DESCO) electrogalvanizing requirements for the prior year due to a fire at DESCO’s facility.

News Release

January 13, 2004

Cash provided by operating activities for the third quarter of fiscal 2004 was $2.8 million compared with $9.0 million in the third quarter last year. The decrease was due to higher receivables and inventories. This was offset slightly by an increase in accounts payable and higher net income. The primary reason for the variance was due to the company’s acquisition of 100 percent ownership of the Walbridge Partnership in fiscal 2004. The working capital now is recorded in MSC’s balance sheet versus the Partnership’s balance sheet in the prior year.

Total debt at the end of the third quarter was $43.9 million or 26.3 percent of total capital. The company’s total cash, cash equivalents and restricted cash was $34.2 million.

Continuing Operations Review

Commenting on the third quarter, Michael J. Callahan, president and chief executive officer, said “We made further progress in a number of areas during the third quarter in line with the Action Plan we announced in July. Systemic cost reductions are on target for the year, and significant progress has been made in the plant performance area. These actions resulted in pre-tax savings of approximately $1.7 million for the three months and $4.8 million for the nine months ended November 30, 2003. We estimate pre-tax savings of $6.5 million for the full year ending February 29, 2004. Unfortunately, the resulting savings have not been able to offset the continuing decline in our electrogalvanizing business. While improved financial performance is a sign of progress, we still have a lot of work to do in all areas of the Plan in order to significantly improve our financial results. We now are focusing more heavily on the strategic aspect of our Plan and are currently evaluating alternatives for those assets that do not have the capability of achieving acceptable performance.”

Engineered Materials and Solutions Group

The Engineered Materials and Solutions Group, including electronic, acoustical/thermal and coated metal products, recorded third quarter sales of $64.5 million compared with $67.3 million in the third quarter of last year.

Sales of electronic material-based solutions were $6.8 million, up 11.5 percent from $6.1 million in the third quarter last year. For the nine months, sales were $19.9 million, rising 19.9 percent from $16.6 million last year. Sales were driven primarily by higher shipments of NRGDamp™, the company’s noise and vibration damping materials for hard disk drive covers.

Sales of acoustical/thermal material-based solutions in the third quarter were $18.9 million, 26.9 percent higher than the $14.9 million in the same period a year ago. The increase primarily resulted from higher shipments of Quiet Steel® for automotive engine parts and body panels. Sales for the first nine months were up 12.3 percent to $51.8 million for the same reasons.

News Release

January 13, 2004

“A major highlight in the third quarter was Chrysler Group’s decision to use Quiet Steel to make the recessed floor pans, to fold second- and third-row seats into the floor, in its new Chrysler Town & Country and Dodge Grand Caravan minivans,” said Callahan. “Chrysler reports that noise level measurements taken on the new models prove that they are 16 percent quieter than the current ones, making them the quietest minivans in the marketplace. The use of Quiet Steel for floor pans opens up a significant new market for this material and bodes well for the many new applications currently in the pipeline.”

Sales of coated metal products in the third quarter were $38.8 million, down 16.2 percent from the $46.3 million reported last year. Nine-month sales were $108.0 million, compared with $144.4 million for the same period last year. Although this portion of the business is down for both periods, primarily due to significantly lower sales of electrogalvanized steel for the automotive market, sales increased in the third quarter of fiscal 2004 over the prior year in the appliance and swimming pool areas.

Electronic Materials and Devices Group

The Electronic Materials and Devices Group, including user interface touch controls and sensor solutions, reported revenue of $0.1 million in the third quarter, flat with the same period last year. Sales consisted mainly of supply agreement revenue generated from the multi-year exclusive supply and joint development agreement with Lear Corporation for select interior vehicle applications in the automotive and light-truck market segments. Revenue for the first nine months was $0.2 million compared with $0.1 million last year.

“The third quarter highlight for this operation was receiving the National Marine Manufacturers Association Innovation Award for our SolidSwitch™ at its recent exhibition and conference,” said Callahan. “This solid-state field effect switch designed specifically for the marine market is completely sealed, impervious to the elements and easily installed. With more than 700 companies at the exhibition, coming away with the innovation award is a tribute to the potential of the SolidSwitch.”

News Release

January 13, 2004

Coil Coating Line to be Sold Off Shore

MSC also announced that it signed a definitive agreement to sell its idled Elk Grove Village, Illinois coil coating line, which suspended operations in June 2001, for $1.4 million (net of commission). The transaction will be recorded as a sale of assets when the title transfers to the buyer and the assets are shipped overseas, which is expected to occur during fiscal 2005.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added (EVA) is MSC’s primary financial management and incentive compensation measure. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; the impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies and similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the favorable environment for companies to make acquisitions, including regulatory requirements and market values of candidates; the stability of governments and business conditions inside and outside the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by the North American automotive market; proceeds and possible impact from the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company; the loss, or changes in the operations, financial condition or results of operations, of one or more significant customers of the company; the risk of the successful development, introduction and marketing of new products and technologies, including products based on the touch sensor technology the company has licensed from TST;

News Release

January 13, 2004

the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear agreement; facility utilization and product mix at the Walbridge, Ohio facility, including the extent of ISG’s utilization; realization of the tax credit carryforward generated from the sale of Pinole Point Steel; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Attorney General related to the company’s Elk Grove Village facility or the Lake Calumet Cluster Site; continuation of current interest rates and the potential impact on any future early extinguishment of debt and related make-whole penalties; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended November 30,			Nine Months Ended November 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Net Sales	$64,640	$67,401	-4.1%	$179,922	$207,212	-13.2%
Cost of Sales	52,877	55,593	-4.9%	150,378	168,207	-10.6%

Gross Profit	$11,763	$11,808	-0.4%	$29,544	$39,005	-24.3%
Selling, General and Administrative Expenses	9,558	10,390	-8.0%	28,665	30,074	-4.7%
Restructuring and Other	—	855	-100.0%	13	855	-98.5%

Income from Operations	$2,205	$563	291.7%	$866	$8,076	-89.3%

Other (Income) and Expense:
Interest (Income) Expense, Net	$682	$747	-8.7%	$2,205	$1,605	37.4%
Equity in Results of Joint Ventures	(12)	363	-103.3%	228	1,120	-79.6%
Loss on Early Retirement of Debt	—	—	0.0%	—	3,934	-100.0%
Other, Net	—	32	-100.0%	91	76	19.7%

Total Other (Income) Expense, Net	$670	$1,142	-41.3%	$2,524	$6,735	-62.5%

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	$1,535	$(579)	-365.1%	$(1,658)	$1,341	-223.6%
Provision (Benefit) for Income Taxes	582	(281)	-307.1%	(702)	398	-276.4%

Income (Loss) from Continuing Operations	$953	$(298)	-419.8%	$(956)	$943	-201.4%
Discontinued Operations:
Loss on Discontinued Operation—Specialty Films (Net of Benefit for Income Taxes of $70)	—	—	0.0%	—	(101)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel (Net of Benefit for Income Taxes of $141, $102, $313 and Provision for Income Taxes of $2,032, Respectively)	(200)	(145)	37.9%	(448)	2,928	-115.3%

Net Income (Loss)	$753	$(443)	-270.0%	$(1,404)	$3,770	-137.2%

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.07	$(0.02)	-450.0%	$(0.07)	$0.07	-200.0%
Loss on Discontinued Operation—Specialty Films	—	—	0.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.02)	(0.01)	100.0%	(0.03)	0.21	-114.3%

Basic Net Income (Loss) Per Share	$0.05	$(0.03)	-266.7%	$(0.10)	$0.27	-137.0%

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.07	$(0.02)	-450.0%	$(0.07)	$0.07	-200.0%
Loss on Discontinued Operation—Specialty Films	—	—	0.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.02)	(0.01)	100.0%	(0.03)	0.20	-115.0%

Diluted Net Income (Loss) Per Share	$0.05	$(0.03)	-266.7%	$(0.10)	$0.26	-138.5%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,036	13,656		13,959	14,004
Dilutive Shares	140	—		—	258

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,176	13,656		13,959	14,262

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2003	February 28, 2003
Assets:
Current Assets:
Cash and Cash Equivalents	$30,800	$43,880
Restricted Cash	3,357	2,280

Total Cash, Cash Equivalents and Restricted Cash	34,157	46,160
Marketable Securities	—	1,002
Receivables, Less Reserves of $3,921 and $4,874, Respectively	39,074	27,607
Income Taxes Receivable	443	2,339
Prepaid Expenses	1,915	1,792
Inventories	30,486	26,372
Deferred Income Taxes	2,141	1,461
Assets Held for Sale	918	506
Current Assets of Discontinued Operation, Net—Pinole Point Steel	—	16,035

Total Current Assets	$109,134	$123,274

Property, Plant and Equipment	$249,144	$251,243
Accumulated Depreciation and Amortization	(155,350)	(158,055)

Net Property, Plant and Equipment	$93,794	$93,188

Other Assets:
Investment in Joint Ventures	$1,409	$12,881
Goodwill	7,550	7,116
Deferred Income Taxes	2,068	—
Other	1,252	1,350

Total Other Assets	$12,279	$21,347

Total Assets	$215,207	$237,809

Liabilities:
Current Liabilities:
Current Portion of Long-Term Debt	$6,278	$11,559
Accounts Payable	20,330	22,944
Accrued Payroll Related Expenses	8,830	13,705
Accrued Expenses	7,534	6,668
Current Liabilities of Discontinued Operation, Net—Pinole Point Steel	827	—

Total Current Liabilities	$43,799	$54,876

Long-Term Liabilities:
Deferred Income Taxes	$—	$5,699
Long-Term Debt, Less Current Portion	37,667	43,944
Other	10,308	11,403

Total Long-Term Liabilities	$47,975	$61,046

Shareowners’ Equity:
Preferred Stock	$—	$—
Common Stock	370	365
Additional Paid-In Capital	72,320	70,143
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	95,892	97,296
Accumulated Other Comprehensive Income	1,379	611

Total Shareowners’ Equity	$123,433	$121,887

Total Liabilities and Shareowners’ Equity	$215,207	$237,809

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2003	2002	2003	2002
Cash Flows From:
Operating Activities:
Net Income (Loss)	$753	$(443)	$(1,404)	$3,770
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Discontinued Operation, Net—Pinole Point Steel	(115)	725	10,659	20,022
Loss on Discontinued Operation—Specialty Films	—	—	—	101
(Gain) Loss on Discontinued Operation—Pinole Point Steel	200	145	448	(2,928)
Depreciation and Amortization	3,729	4,052	11,266	12,328
Benefit (Provision) for Deferred Income Taxes	564	(164)	(1,382)	(251)
Compensatory Effect of Stock Plans	166	342	770	1,081
Gain on Sale of Asset	—	—	(162)	—
Other, Net	(23)	355	228	1,323
Changes in Assets and Liabilities:
Receivables	(5,771)	841	(9,307)	(334)
Income Taxes Receivable	—	(279)	586	799
Prepaid Expenses	789	491	(123)	(1,128)
Inventories	(3,154)	(73)	(4,114)	(301)
Accounts Payable	2,662	631	(1,853)	128
Accrued Expenses	2,498	2,231	(4,159)	(1,081)
Other, Net	548	155	(710)	415

Net Cash Provided by Operating Activities	$2,846	$9,009	$743	$33,944

Investing Activities:
Discontinued Operation, Net—Pinole Point Steel	$—	$—	$—	$(176)
Cash Received from Sale of Pinole Point Steel, Net	—	—	—	31,221
Capital Expenditures	(1,233)	(1,131)	(3,466)	(3,679)
Acquisition, Net of Cash and Cash Equivalents Acquired	—	—	(568)	—
Proceeds from Sale of Asset	—	—	679	—
Investment in Joint Ventures	—	(108)	(358)	(3,562)
Investments in Marketable Securities	(48)	—	(83)	(8,003)
Proceeds from Sale of Marketable Securities	126	1,037	1,167	18,196
Other	18	43	29	298

Net Cash Provided by (Used In) Investing Activities	$(1,137)	$(159)	$(2,600)	$34,295

Financing Activities:
Payments of Debt	$—	$(158)	$(11,558)	$(49,597)
Cash from Cancellation (Issuance) of Letter of Credit	(1,077)	28	(1,077)	2,685
Payments on Rights Redemption	1	—	(148)	—
Purchase of Treasury Stock	—	—	—	(11,715)
Issuance of Common Stock	1,229	267	1,560	1,087

Net Cash Provided by (Used In) Financing Activities	$153	$137	$(11,223)	$(57,540)

Net Increase (Decrease) in Cash	$1,862	$8,987	$(13,080)	$10,699
Cash and Cash Equivalents at Beginning of Period	28,938	35,518	43,880	33,806

Cash and Cash Equivalents at End of Period	$30,800	$44,505	$30,800	$44,505